Exhibit (a)(3)

                        AMENDMENT TO DECLARATION OF TRUST

To the Secretary of State of

Commonwealth of Massachusetts

      It is hereby stated that:

      1. This document constitutes an Amendment to the Declaration of Trust (hereinafter called the "Declaration") of Mercury HW Variable Trust (hereinafter called the "business trust").

      2. The Declaration amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on February 4, 1997.

      3. The amendments to the Declaration effected by this document are as follows:

      Amended and Restated Certificate of Designation, dated January 5, 2001

      4. Article FIRST of the Declaration of Trust of the business trust is hereby amended to read as follows:

      FIRST: This Trust shall be known as MERCURY VARIABLE TRUST.

      5. Paragraph (1) of the Amended and Restated Certificate of Designation of the business trust is hereby amended to read as follows:

      (1) The Series shall be designated as follows:

          Mercury International Value V.1. Fund

      5. The amendments herein provided for were authorized in accordance with law.

      IN WITNESS WHEREOF, the undersigned has signed these presents all on April 10, 2002.

                                                --------------------------------
                                                As Trustee, and not individually

                                ACKNOWLEDGEMENT

STATE OF NEW YORK       )
                        )SS.:
COUNTY OF NEW YORK      )

      On this 10th day of April, 2002, before me personally appeared Terry Glenn, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

[Notarial Seal]


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Notary Public

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